SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

INTERFACE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

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Interface, Inc.

2859 Paces Ferry Road, Suite 2000
Atlanta, Georgia 30339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

      The annual meeting of shareholders of Interface, Inc. (the “Company”) will be held on Thursday, May 20, 2004, at 3:00 p.m., at the Company’s office located at 2859 Paces Ferry Road, Atlanta, Georgia. The purposes of the meeting are to consider and vote upon:

Recommended
Item	Vote

1. The election of eleven members of the Board of Directors, five directors to be elected by the holders of the Company’s Class A Common Stock and six directors to be elected by the holders of the Company’s Class B Common Stock
FOR
2. A proposal to approve the Company’s Executive Bonus Plan	FOR
3. Such other matters as may properly come before the meeting and at any adjournments of the meeting

      The Board of Directors set March 15, 2004 as the record date for the meeting. This means that only shareholders of record at the close of business on March 15, 2004 will be entitled to receive notice of and to vote at the meeting or any adjournments of the meeting.

      A Proxy Statement and Proxy solicited by the Board of Directors are enclosed with this notice. Please date, sign and return the enclosed Proxy at your earliest convenience. Returning your Proxy in a timely manner will assure your representation at the annual meeting. You may, of course, change or withdraw your Proxy at any time prior to the voting at the meeting.

      Also enclosed is a copy of the Company’s 2003 Annual Report to Shareholders.

By order of the Board of Directors

RAYMOND S. WILLOCH
Secretary

April 16, 2004

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

INTERFACE, INC.

2859 Paces Ferry Road, Suite 2000

Atlanta, Georgia 30339

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

       The Board of Directors of Interface, Inc. (the “Company”) is furnishing this Proxy Statement to solicit Proxies for Class A Common Stock and Class B Common Stock to be voted at the annual meeting of shareholders of the Company. The meeting will be held on May 20, 2004. The Proxies also may be voted at any adjournments of the meeting. It is anticipated that this Proxy Statement and the accompanying Proxy card will first be mailed to shareholders on April 19, 2004.

      The record of shareholders entitled to vote at the annual meeting was taken as of the close of business on March 15, 2004. On that date, the Company had outstanding and entitled to vote 44,491,455 shares of Class A Common Stock and 7,203,999 shares of Class B Common Stock. Except for (i) the election and removal of directors, and (ii) class votes as required by law or the Company’s Articles of Incorporation, holders of both classes of Common Stock vote as a single class. In all cases, holders of Common Stock (of either class) are entitled to cast one vote per share.

      Each Proxy for Class A Common Stock (“Class A Proxy”) or Class B Common Stock (“Class B Proxy”) that is properly executed and returned by a shareholder will be voted as specified by the shareholder in the Proxy. If no specification is made, the Proxy will be voted (i) for the election of the nominees (Class A or Class B, as the case may be) listed in this Proxy Statement under the caption “Nomination and Election of Directors,” and (ii) for the proposal to approve the Executive Bonus Plan. A Proxy given pursuant to this solicitation may be revoked by a shareholder who attends the meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities. In addition, a Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company either an instrument revoking it or a duly executed Proxy for the same shares bearing a later date.

      An automated system administered by the Company’s transfer agent tabulates the votes. Abstentions and broker non-votes are included in the determination of the number of shares present and entitled to vote (for the purpose of establishing a quorum). A broker non-vote occurs when a broker or other nominee who holds shares for a customer does not have authority to vote on certain non-routine matters because its customer has not provided any voting instructions on the matter. Abstentions are the equivalent of a non-vote since (i) directors are elected by a plurality of the votes cast, and (ii) other proposals are approved if the affirmative votes cast exceed the negative votes cast. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

      If your shares of Common Stock are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares voted — the instructions may appear on a special proxy card provided to you by your nominee (also called a “voting instruction form”). Your nominee may offer you different methods of voting, such as by telephone or Internet. If you do hold your shares in “street name” and plan on attending the annual meeting of shareholders, you should request a proxy from your broker or other nominee holding your shares in record name on your behalf in order to attend the annual meeting and vote at that time (your broker or other nominee may refer to it as a “legal” proxy).

      The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for the forwarding service. In addition to solicitations by mail, directors and regular employees of the Company may solicit Proxies in person or by telephone, fax or e-mail. The Company also has retained Georgeson Shareholder Communications Inc., a proxy solicitation firm, to assist in soliciting Proxies from beneficial owners of shares of the Company’s Common Stock. The fee paid by the Company for such assistance will be $7,000 (plus expenses).

NOMINATION AND ELECTION OF DIRECTORS

(ITEM 1)

      The Bylaws of the Company provide that the Board of Directors shall consist of a maximum of 15 directors, the exact number of directors being established by action of the Board taken from time to time. The Board of Directors has set the number of directors at 11. The holders of Class B Common Stock are entitled to elect a majority (six) of the Board members. The holders of Class A Common Stock are entitled to elect the remaining (five) directors. The term of office for each director continues until the next annual meeting of shareholders and until his or her successor, if there is to be one, has been elected and has qualified.

      In the event that any nominee for director withdraws or for any reason is not able to serve as a director, each Proxy that is properly executed and returned will be voted for such other person as may be designated as a substitute nominee by the Board of Directors, but in no event will any Class A Proxy be voted for more than five nominees or Class B Proxy be voted for more than six nominees. Each nominee has consented to be named herein and to serve as a director if elected.

      Certain information relating to each nominee proposed by the Board is set forth below.

CLASS A NOMINEES

Name (Age)	Information

Dianne Dillon-Ridgley (52)	Ms. Dillon-Ridgley was elected to the Board in February 1997. Since 1997, Ms. Dillon-Ridgley has served as the U.N. Headquarters representative for the World YWCA (Geneva, Switzerland). From 1995 to 1998, she served as senior policy analyst with the Women’s Environment and Development Organization, and from 1998 to 1999 she served as Executive Director of that organization. She was appointed by President Clinton to the President’s Council on Sustainable Development in 1994 and served as Co-Chair of the Council’s International and Population/Consumption Task Forces until the Council’s dissolution in June 1999. Ms. Dillon-Ridgley also serves on the boards of five nonprofit organizations and one private company.

Dr. June M. Henton (64)	Dr. Henton was elected as a director in February 1995. Since 1985, Dr. Henton has served as Dean of the College of Human Sciences at Auburn University, which includes a program in interior environments. Dr. Henton, who received her Ph.D. from the University of Minnesota, has provided leadership for a wide variety of professional, policy and civic organizations. As a charter member of the Operating Board of the National Textile Center, Dr. Henton has significant expertise in the integration of academic and research programs within the textile industry.

Christopher G. Kennedy (40)	Mr. Kennedy was elected as a director in May 2000. He became an Executive Vice President of Merchandise Mart Properties, Inc. (a subsidiary of Vornado Realty Trust based in Chicago, Illinois) in 1994 and President in October 2000. Since January 2000, he has served on the

Board of Cantilever Technologies. Since 1994, he has served on the Board of Trustees of Ariel Mutual Funds. From 1997 to 1999, Mr. Kennedy served as the Chairman of the Chicago Convention and Tourism Bureau. Mr. Kennedy also serves on the boards of four nonprofit organizations.

James B. Miller, Jr. (63)	Mr. Miller was elected as a director in May 2000. Since 1979, Mr. Miller has served as Chairman, President and Chief Executive Officer of Fidelity Southern Corporation (formerly Fidelity National Corporation), the holding company for Fidelity Bank (formerly Fidelity National Bank). Since February 1998 he has served as Chairman, since 1976 he has served as director, and from 1977 to 1997 he served as Chief Executive Officer and President, of Fidelity Bank. Mr. Miller also has served as Chairman of Fidelity National Capital Investors, Inc., a subsidiary of Fidelity Southern Corporation, since 1992. Mr. Miller was elected a director of American Software, Inc. in May 2002. Mr. Miller has also served as Chairman of a private real estate company since 2003, and currently serves on the board of one nonprofit organization.

Thomas R. Oliver (63)	Mr. Oliver was elected as a director in July 1998. He served as Chairman of Six Continents Hotels (formerly Bass Hotels and Resorts), the hotel business of Six Continents, PLC (formerly Bass PLC), from March 1997 until his retirement in March 2003, and served as Chief Executive Officer of Six Continents Hotels from March 1997 to October 2002. Mr. Oliver currently serves as a director of United Dominion Realty Trust.

CLASS B NOMINEES

Name (Age)	Information

Ray C. Anderson (69)	Mr. Anderson founded Interface in 1973 and served as Chairman and Chief Executive Officer until his retirement as Chief Executive Officer and transition from day-to-day management on July 1, 2001, at which time he became Interface’s non-executive Chairman of the Board. He chairs the Executive Committee of the Board and remains available for policy level consultation on substantially a full time basis. Mr. Anderson was appointed by President Clinton to the President’s Council on Sustainable Development in 1996 and served as Co-Chair until the Council’s dissolution. He currently serves on the boards of one private company and six nonprofit organizations.

Edward C. Callaway (49)	Mr. Callaway was elected as a director in October 2003. Since October 2003, Mr. Callaway has served as Chairman and Chief Executive Officer of the Ida Carson Callaway Foundation, a nonprofit organization that owns the Callaway Gardens Resort and has an environmental mission of conservation, education and land stewardship. From 1987 through June 2003, Mr. Callaway served as President and Chief Executive Officer of Crested Butte Mountain Resort and, from June 2003 to October 2003, he served as its Chairman. Mr. Callaway continues to serve as a director of Crested Butte Mountain Resort, and also serves on the boards of two nonprofit organizations.

Carl I. Gable (64)	Mr. Gable, a director since March 1984, is a private investor. He was an attorney with the Atlanta-based law firm of Troutman Sanders LLP, from March 1996 until April 1998. Mr. Gable also served as a director of

Fidelity National Corporation (now known as Fidelity Southern Corporation) from July 2000 to November 2002.

Daniel T. Hendrix (49)	Mr. Hendrix joined the Company in 1983 after having worked previously for a national accounting firm. He was promoted to Treasurer of the Company in 1984, Chief Financial Officer in 1985, Vice President — Finance in 1986, Senior Vice President — Finance in 1995, Executive Vice President in October 2000, and President and Chief Executive Officer in July 2001. He was elected to the Board in October 1996. Mr. Hendrix was elected a director of Global Imaging Systems, Inc. in January 2003 and also serves on the board of one private company.

J. Smith Lanier, II (76)	Mr. Lanier has been a director since 1973. He is Chairman of the Board of J. Smith Lanier & Co., a general insurance agency based in West Point, Georgia. Mr. Lanier also serves as a director of two other private companies and two nonprofit organizations.

Clarinus C. Th. van Andel (74)	Mr. van Andel, who has been a director since October 1988, was a partner in the law firm of Schut & Grosheide, based in Amsterdam, until his retirement in 1996. He previously served as Chairman of the supervisory board (now disbanded) of Interface Europe B.V. (formerly Interface Heuga B.V. and Heuga Holding, B.V.), the Company’s modular carpet subsidiary based in the Netherlands. Mr. van Andel also serves as a director of five private companies in the Netherlands.

Vote Required and Recommendation of Board

      Under the Company’s Bylaws, election of each of the five Class A nominees requires a plurality of the votes cast by the Company’s outstanding Class A Common Stock entitled to vote and represented (in person or by proxy) at the meeting. Election of each of the six Class B nominees requires a plurality of the votes cast by the Company’s outstanding Class B Common Stock entitled to vote and represented (in person or by proxy) at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE CLASS A NOMINEES AND CLASS B NOMINEES LISTED ABOVE, AND PROXIES EXECUTED AND RETURNED WILL BE VOTED FOR EACH OF THE NOMINEES (CLASS A OR CLASS B, AS APPLICABLE) UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors held eight meetings during 2003. All of the incumbent directors attended at least 75% of the meetings of the Board that were held during the periods that they served.

      The Board of Directors has the following standing committees that assist the Board in carrying out its duties: the Executive Committee, the Audit Committee, the Nominating Committee, and the Compensation Committee. The following table lists the members of each committee:

Executive Committee	Audit Committee	Nominating Committee	Compensation Committee

Ray C. Anderson (Chair)	Carl I. Gable (Chair)	June M. Henton (Chair)	Thomas R. Oliver (Chair)
Carl I. Gable	Edward C. Callaway	Dianne Dillon-Ridgley	June M. Henton
Daniel T. Hendrix	James B. Miller, Jr.	Christopher G. Kennedy	Christopher G. Kennedy
J. Smith Lanier

      Executive Committee. The Executive Committee met one time and acted by unanimous written consent three times during 2003. With certain limited exceptions, the Executive Committee may exercise all the power and authority of the Board of Directors in the management of the business and affairs of the Company.

      Audit Committee. The Audit Committee met four times during 2003. The function of the Audit Committee is to (i) serve as an independent and objective party to review the Company’s financial statements, financial reporting process and internal control system, (ii) review and evaluate the performance of the Company’s independent auditors and internal financial management, and (iii) provide an open avenue of communication among the Company’s independent auditors, management, including internal financial management, and the Board. The Board of Directors has determined that all three members of the Audit Committee are “independent,” in accordance with applicable law, including the rules and regulations of the Securities and Exchange Commission and the rules of the Nasdaq Stock Market, and that each of the three members of the Audit Committee is an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission. The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board of Directors. A copy of the Audit Committee Charter is attached as Appendix A to this Proxy Statement. The Audit Committee Charter also may be viewed on the Company’s website, www.interfaceinc.com.

      Nominating Committee. The Nominating Committee met two times during 2003. The function of the Nominating Committee is to assist the Board in establishing qualifications for Board membership and in identifying, evaluating and selecting qualified candidates to be nominated for election or appointment to the Board. In the event of a vacancy on the Board, the Nominating Committee develops a pool of potential director candidates for consideration. The Nominating Committee seeks candidates for election and appointment with excellent decision-making ability, valuable and varied business experience and knowledge, impeccable personal integrity and reputation, and diversity of background and experience. The Nominating Committee considers whether candidates are free of restraints or conflicts which might interfere with the exercise of independent judgment regarding the types of matters likely to come before the Board and have the time required for preparation, participation and attendance at Board and committee meetings. Other factors considered by the Nominating Committee in identifying and selecting candidates include the needs of the Company and the range of talent and experience already represented on the Board. The Nominating Committee solicits suggestions from other members of the Board regarding persons to be considered as possible nominees. The Nominating Committee will also consider recommendations for director candidates submitted by shareholders in accordance with the process outlined below and, in addition, may obtain advice or opinions from search firms or other internal or outside advisors.

      Shareholders who wish the Nominating Committee to consider their recommendations for director candidates should submit their recommendations in writing to the Nominating Committee in care of the office of the Chairman of the Board, Interface, Inc., 2859 Paces Ferry Road, Suite 2000, Atlanta, GA 30339. Recommendations should include the information which would be required for a “Shareholder Proposal” as set forth in Article II, Section 9 of the Company’s Bylaws. Director candidates that are recommended by shareholders in accordance with these procedures will be evaluated by the Nominating Committee in the same manner as director candidates recommended by the Company’s directors.

      Mr. Callaway is the only nominee for director who is proposed to be elected for the first time at the annual meeting. Mr. Callaway’s name was first suggested by the Chairman of the Board for consideration by the Nominating Committee.

      The Board of Directors has determined that each member of the Nominating Committee is “independent” in accordance with applicable law, including the rules and regulations of the Securities and Exchange Commission and the rules of the Nasdaq Stock Market. The Nominating Committee operates pursuant to a Nominating Committee Charter that was adopted by the Board of Directors. The Nominating Committee Charter may be viewed on the Company’s website, www.interfaceinc.com.

      Compensation Committee. The Compensation Committee met four times during 2003. The function of the Compensation Committee is to (i) evaluate the performance of the Company’s senior executives, (ii) determine compensation arrangements for such executives, (iii) administer the Company’s stock and other incentive plans for key employees, and (iv) review the administration of the Company’s employee benefit plans. The Board of Directors has determined that each member of the Compensation Committee is “independent” in accordance with the rules and regulations of the Securities and Exchange Commission and the rules of the Nasdaq Stock Market.

INDEPENDENCE DETERMINATION

      For each director, the Board makes a determination of whether the director is “independent” under the criteria established by the Nasdaq Stock Market and other governing laws and regulations. In its review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company. The current directors are Ray C. Anderson, Edward C. Callaway, Dianne Dillon-Ridgley, Carl I. Gable, Daniel T. Hendrix, Dr. June M. Henton, Christopher G. Kennedy, J. Smith Lanier, II, James B. Miller, Jr., Thomas R. Oliver, and Clarinus C. Th. van Andel. As a result of its review, the Board has determined that all of the current directors, with the exception of Ray C. Anderson and Daniel T. Hendrix, are independent. Even though they are not independent, Messrs. Anderson and Hendrix have contributed greatly to the Board and the Company through their wealth of experience, expertise and judgment.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT STOCK OWNERSHIP

      The following table sets forth, as of February 1, 2004 (unless otherwise indicated), beneficial ownership of each class of the Company’s Common Stock by: (i) each person, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each nominee for director, (iii) each individual named in the Summary Compensation Table on page 10, and (iv) all executive officers and directors of the Company as a group.

		Amount and			Percent of
		Nature of		Percent	Class A
	Title of	Beneficial		of	After
Beneficial Owner (and Business Address of 5% Owners)	Class	Ownership(1)		Class(1)	Conversion(2)

Ray C. Anderson	Class A	15,000	(3)	*	7.4%
2859 Paces Ferry Road, Suite 2000	Class B	3,528,977	(3)	48.3%
Atlanta, Georgia 30339
Ariel Capital Management, Inc.	Class A	9,750,135	(4)(5)	22.1%
200 E. Randolph Drive, Suite 2900
Chicago, Illinois 60601
Dimensional Fund Advisors, Inc.	Class A	3,037,426	(4)(6)	6.9%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
ICM Asset Management, Inc. and James M. Simmons	Class A	2,712,331	(4)(7)	6.2%
W. 601 Main Avenue, Suite 600
Spokane, Washington 99201
Michael D. Bertolucci	Class A	2,790		*	*
	Class B	254,923	(8)	3.5%
Edward C. Callaway	Class B	3,000	(9)	*	*
Robert A. Coombs	Class B	153,500	(10)	2.1%	*
Dianne Dillon-Ridgley	Class A	100		*	*
	Class B	53,000	(11)	*
Carl I. Gable	Class A	140	(12)	*	*
	Class B	94,244	(12)	1.3%
Daniel T. Hendrix	Class A	47,260		*	1.8%
	Class B	749,519	(13)	10.3%

		Amount and			Percent of
		Nature of		Percent	Class A
	Title of	Beneficial		of	After
Beneficial Owner (and Business Address of 5% Owners)	Class	Ownership(1)		Class(1)	Conversion(2)

June M. Henton	Class B	50,000	(14)	*	*
Christopher G. Kennedy	Class A	30,223	(15)	*	*
	Class B	17,000	(15)	*
J. Smith Lanier, II	Class A	47,400	(16)	*	*
	Class B	350,648	(16)	4.8%
James B. Miller, Jr.	Class A	14,000		*	*
	Class B	17,000	(17)	*
Thomas R. Oliver	Class A	120,000		*	*
	Class B	53,000	(18)	*
Clarinus C. Th. van Andel	Class B	105,000	(19)	1.4%	*
John R. Wells	Class A	20,000		*	1.2%
	Class B	518,402	(20)	7.1%
Raymond S. Willoch	Class A	26,757		*	*
	Class B	291,613	(21)	4.0%
All executive officers and directors as a group (18 persons)	Class A	323,730		*	13.6%
	Class B	6,595,083	(22)	90.2%

*	Less than 1%.

(1)	Shares of Class B Common Stock are convertible, on a share-for-share basis, into shares of Class A Common Stock. The number of Class A shares indicated as beneficially owned by each person or group does not include Class A shares such person or group could acquire upon conversion of Class B shares. The Percent of Class is calculated assuming that the beneficial owner has exercised any conversion rights, options or other rights to subscribe held by such beneficial owner that are exercisable within 60 days (not including Class A shares that could be acquired upon conversion of Class B shares), and that no other conversion rights, options or rights to subscribe have been exercised by anyone else.

(2)	Represents the percent of Class A shares the named person or group would beneficially own if such person or group, and only such person or group, converted all Class B shares beneficially owned by such person or group into Class A shares.

(3)	Includes 15,000 Class A shares held by Mr. Anderson’s wife, although Mr. Anderson disclaims beneficial ownership of such shares. Also includes 25,941 Class B shares that Mr. Anderson beneficially owns through the Company’s Savings and Investment Plan, and 90,000 Class B shares that may be acquired by Mr. Anderson pursuant to exercisable stock options.

(4)	Based upon information included in statements as of December 31, 2003 provided to the Company by such beneficial owners.

(5)	All such shares are held by Ariel Capital Management, Inc. (“Ariel”) for the accounts of investment advisory clients. Ariel, in its capacity as investment adviser, has sole voting power with respect to 7,906,485 of such shares and sole dispositive power with respect to 9,746,145 of such shares.

(6)	All such shares are held by Dimensional Fund Advisors, Inc. (“Dimensional”) as an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Dimensional disclaims beneficial ownership of all such shares. Dimensional, in its capacity as investment adviser, has sole voting and dispositive power with respect to all such shares.

(7)	All such shares are held by ICM Asset Management, Inc. (“ICM”) as an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and James M. Simmons, President of ICM. ICM, in its capacity as investment adviser, and Mr. Simmons have shared voting power with respect to 1,412,865 of such shares and shared dispositive power with respect to all such shares.

(8)	Includes 17,588 Class B shares held by Dr. Bertolucci pursuant to the Company’s Savings and Investment Plan. Also includes 66,722 restricted Class B shares, and 137,666 Class B shares that may be acquired by Dr. Bertolucci pursuant to exercisable stock options. (See “Compensation Committee Report on Executive Compensation — Stock Options and Restricted Stock” below for a discussion of the restrictions on restricted stock.)

(9)	All are restricted shares.

(10)	Includes 36,667 restricted Class B shares, and 103,000 Class B shares that may be acquired by Mr. Coombs pursuant to exercisable stock options.

(11)	Includes 3,000 restricted Class B shares, and 50,000 Class B shares that may be acquired by Ms. Dillon-Ridgley pursuant to exercisable stock options.

(12)	All such Class A shares are held by Mr. Gable as custodian for his son. Includes 3,000 restricted Class B shares, and includes 50,000 Class B shares that may be acquired by Mr. Gable pursuant to exercisable stock options.

(13)	Includes 304,936 Class B shares that may be acquired by Mr. Hendrix pursuant to exercisable stock options, and 432,521 restricted Class B shares. Also includes 4,587 Class B shares beneficially owned by Mr. Hendrix pursuant to the Company’s Savings and Investment Plan.

(14)	Includes 3,000 restricted Class B shares, and 45,000 Class B shares that may be acquired by Dr. Henton pursuant to exercisable stock options.

(15)	Includes 3,000 restricted Class B shares, and 14,000 Class B shares that may be acquired by Mr. Kennedy pursuant to exercisable stock options. Mr. Kennedy serves on the Board of Trustees of Ariel Mutual Funds, for which Ariel Capital Management, Inc. serves as investment advisor and performs services which include buying and selling securities on behalf of the Ariel Mutual Funds. Mr. Kennedy disclaims beneficial ownership of all Class A shares held by Ariel Capital Management, Inc. as investment advisor for Ariel Mutual Funds.

(16)	Includes 400 Class A shares and 157,004 Class B shares held by Mr. Lanier’s wife. Also includes 3,000 restricted Class B shares, and 50,000 Class B shares that may be acquired by Mr. Lanier pursuant to exercisable stock options. Mr. Lanier disclaims beneficial ownership of the shares owned by his wife.

(17)	Includes 3,000 restricted Class B shares, and 14,000 Class B shares that may be acquired by Mr. Miller pursuant to exercisable stock options.

(18)	Includes 3,000 restricted Class B shares, and 50,000 Class B shares that may be acquired by Mr. Oliver pursuant to exercisable stock options.

(19)	Includes 3,000 restricted Class B shares, and 42,000 Class B shares that may be acquired by Mr. van Andel pursuant to exercisable stock options.

(20)	Includes 270,897 Class B shares that may be acquired by Mr. Wells pursuant to exercisable stock options, and 206,044 restricted Class B shares. Also includes 7,839 Class B shares beneficially owned by Mr. Wells pursuant to the Company’s Savings and Investment Plan.

(21)	Includes 147,855 Class B shares that may be acquired by Mr. Willoch pursuant to exercisable stock options, and 143,759 restricted Class B shares. Also includes 779 Class B shares beneficially owned by Mr. Willoch pursuant to the Company’s Savings and Investment Plan.

(22)	Includes 39,146 Class B shares that are beneficially owned by certain executive officers pursuant to the Company’s Savings and Investment Plan. Also includes 1,087,713 restricted Class B shares, and 1,523,354 Class B shares that may be acquired by all executive officers and directors as a group pursuant to exercisable stock options.

EQUITY COMPENSATION PLAN INFORMATION

      The following table sets forth information concerning the Company’s equity compensation plans as of December 28, 2003.

			Number of Securities
			Remaining Available for Future
	Number of Securities to be		Issuance under Equity
	Issued upon Exercise of	Weighted-Average Exercise	Compensation Plans
	Outstanding Options, Warrants	Price of Outstanding Options,	(Excluding Securities Reflected
Plan Category	and Rights	Warrants and Rights	in Column (a))
	(a)	(b)	(c)

Equity Compensation Plans Approved by Security Holders:
Interface, Inc. Omnibus Stock Incentive Plan(1)	3,528,518	$5.44	1,353,516 (2)
Interface, Inc. Key Employee Stock Option Plan (1993)	474,544	$7.28	0
Total	4,003,062	$5.66	1,353,516
Equity Compensation Plans Not Approved by Security Holders:
Offshore Stock Option Plan	325,000	$6.32	0
Individual Compensation Arrangements(3)	122,572	$5.68	0
Total	447,572	$6.00	0

(1)	The Interface, Inc. Omnibus Stock Incentive Plan (the “Omnibus Plan”), which was originally approved by shareholders in 1997, is the only currently-outstanding equity compensation plan pursuant to which awards may be made. The Interface, Inc. Key Employee Stock Option Plan (1993) (the “Key Employee Plan”) and the Offshore Stock Option Plan (the “Offshore Plan”) were terminated, as to new grants, as of the effective date of the Omnibus Plan. Grants under the Key Employee Plan and Offshore Plan that were outstanding upon termination of those plans, however, remained outstanding.

(2)	The number of securities remaining available for future issuance under the Omnibus Plan (excluding securities reflected in column (a)) as of December 28, 2003 was 1,353,516. Shares outstanding under the Key Employee Plan and Offshore Plan that are forfeited, terminated or otherwise expire unexercised after December 28, 2003 would also become available for issuance under the Omnibus Plan.

(3)	As of December 28, 2003, the Company maintained stock option agreements outside the other listed equity plans with five non-employee individuals (such as consultants, advisors or suppliers) with respect to a total of 122,572 shares. These agreements typically provide for a five-year vesting period (all options under these agreements have now vested) and a ten-year term.

EXECUTIVE COMPENSATION AND RELATED ITEMS

Summary of Cash and Certain Other Compensation

      The following table sets forth, for each of the last three fiscal years of the Company, certain information concerning compensation paid by the Company and its subsidiaries to the Company’s Chief Executive Officer and to each of the four other most highly compensated executive officers of the Company (referred to herein as the “named executive officers”) based on salary and bonus earned in fiscal 2003. For each of the last three fiscal years of the Company, the total amount of perquisites and other personal benefits paid to each named executive officer did not exceed the lesser of $50,000 or 10% of such officer’s total annual salary and bonus.

Summary Compensation Table

					Long-Term
					Compensation
Annual Compensation					Awards

				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Awards	Options	Compensation
Name and Principal Position	Year	($)	($)	($)	($)(1)	(#)	($)(2)

Daniel T. Hendrix	2003	637,520	155,384	N/A	135,500	50,000	97,539
President and Chief	2002	500,000	47,250	N/A	280,000	50,000	87,383
Executive Officer	2001	450,000	-0-	N/A	1,241,060	87,669	84,207
John R. Wells	2003	396,666	153,039	N/A	81,300	30,000	20,987
Senior Vice President	2002	360,000	-0-	N/A	112,000	20,000	14,808
(Division President)	2001	357,083	-0-	N/A	475,537	33,592	13,080
Robert A. Coombs(3)	2003	285,820	241,161	N/A	40,650	15,000	63,275
Vice President	2002	214,189	102,696	N/A	140,000	-0-	85,570
(Division President)	2001	186,176	-0-	50,211	-0-	75,000	83,637
Raymond S. Willoch	2003	303,333	58,328	N/A	54,200	20,000	21,564
Senior Vice President	2002	285,000	28,728	N/A	112,000	-0-	10,240
and General Counsel	2001	272,500	-0-	N/A	335,484	43,700	9,105
Michael D. Bertolucci	2003	274,999	52,940	N/A	-0-	-0-	24,026
Senior Vice President	2002	274,999	27,719	N/A	-0-	20,000	19,876
	2001	273,749	-0-	N/A	170,621	12,053	14,437

(1)	Represents the dollar value of restricted stock awarded to the named executive officer (calculated by multiplying the number of shares awarded by the closing price of the Company’s Class A Common Stock as reported by the Nasdaq Stock Market on the date of grant). As of December 28, 2003, total restricted stock awards outstanding and related fair market values (based on the closing price of the Company’s Class A Common Stock as reported by the Nasdaq Stock Market on December 26, 2003) were as follows: Mr. Hendrix — 382,521 shares ($2,314,252); Mr. Wells — 192,710 shares ($1,165,895); Mr. Coombs — 40,000 shares ($242,000); Mr. Willoch — 130,425 shares ($789,071); and Dr. Bertolucci — 66,722 shares ($403,368). Awards of restricted stock vest in increments of one-third. With respect to each award made prior to 2003, the first two increments (one-third each) vest no earlier than the second and fourth anniversaries, respectively, of the grant date of the award and only if the price of the Company’s Class A Common Stock on or after such anniversary has appreciated to a specified target level (such target level is equal to 15% appreciation per annum, compounded annually, through the applicable anniversary date), and the final one-third increment vests upon the ninth anniversary of the grant date (except that, for the 2002 awards, the final one-third vests upon the seventh anniversary of the grant date). With respect to the 2003 awards, the first two increments (one-third each) vest no earlier than the first and third anniversaries, respectively, of the grant date and only if a pre-determined performance target has been met on or after such anniversary (for Messrs. Hendrix and Willoch, the performance target is based on appreciation of Class A Common Stock price and, for Messrs. Wells and Coombs, the performance target is based on increases in sales volumes within their respective business units). The final one-third of the 2003 awards vests upon the seventh anniversary of the grant date. All unvested awards (including the final one-third of each award, as well as all award shares not vested previously under the performance criteria) will vest on the ninth anniversary of the grant date for awards made prior to 2002, and on the seventh anniversary of the grant date for the 2002 and 2003 awards. Dividends, to the extent any are declared by the Board of Directors, are paid on restricted stock.

(2)	Includes the Company’s matching contribution under the Company’s Savings and Investment Plan and/or its Nonqualified Savings Plan ($4,000, $9,056, $7,037 and $6,745 for Messrs. Hendrix, Wells, Willoch and Bertolucci, respectively, in 2003), and, in the case of Mr. Hendrix, the dollar value of the annual premiums paid by the Company under certain life insurance policies pursuant to a split-dollar insurance agreement with him ($72,032 in 2003). For Mr. Coombs, includes employer’s contribution under a pension plan ($25,724 in 2003).

(3)	Mr. Coombs was compensated in currencies other than the U.S. dollar. All compensation amounts for Mr. Coombs have been translated into U.S. dollars at the exchange rate in effect at the end of the applicable fiscal year.

Compensation Pursuant to Salary Continuation Plan

      The Company maintains a nonqualified salary continuation plan (the “Salary Continuation Plan”) which is designed to induce selected employees of the Company to remain in the employ of the Company by providing them with retirement, disability and death benefits in addition to those which they may receive under the Company’s other benefit programs. The Salary Continuation Plan entitles participants to (i) retirement benefits upon retirement from the Company at age 65 (or early retirement at age 55) after completing at least 15 years of service with the Company (unless otherwise provided in the plan), payable for the remainder of their lives (or, if elected by a participant, a reduced benefit is payable for the remainder of the participant’s life and any surviving spouse’s life) and in no event for less than 10 years under the death benefit feature; (ii) disability benefits payable for the period of any pre-retirement total disability; and (iii) death benefits payable to the designated beneficiary of the participant for a period of up to 10 years (or, if elected by a surviving spouse that is the designated beneficiary, a reduced benefit is payable for the remainder of such surviving spouse’s life). Benefits are determined according to one of three formulas contained in the Salary Continuation Plan. The Salary Continuation Plan is administered by the Compensation Committee, which has full discretion in choosing participants and the benefit formula applicable to each. The Company’s obligations under the Salary Continuation Plan are currently unfunded (although the Company uses insurance instruments to hedge its exposure thereunder); however, the Company is required to contribute the present value of its obligations thereunder to an irrevocable grantor trust in the event of a “Change in Control” (as such term is defined in the Salary Continuation Plan) of the Company. Each of Messrs. Hendrix, Wells and Willoch has entered into a Salary Continuation Agreement with the Company pursuant to the Salary Continuation Plan.

Stock Option Grants

      The following table sets forth information with respect to options granted to the named executive officers during fiscal 2003.

Option Grants in Last Fiscal Year

Individual Grants

					Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates
	Securities	Total Options			of Stock Price
	Underlying	Granted to	Exercise		Appreciation
	Options	Employees in	Price	Expiration	for Option Term(2)
Name	Granted(1)	2003	(per share)(1)	Date	5%	10%

Daniel T. Hendrix	50,000	7.9%	$2.71	01/31/06	$21,858	$45,351
John R. Wells	30,000	4.8%	2.71	01/31/06	12,815	26,910
Robert A. Coombs	15,000	2.4%	2.71	01/31/06	6,407	13,455
Raymond S. Willoch	20,000	3.2%	2.71	01/31/06	8,543	17,940
Michael D. Bertolucci	-0-	N/A	N/A	N/A	N/A	N/A

(1)	All options were granted at an exercise price equal to the fair market value of the Class A Common Stock on the date of grant. These options vested 50% at the time of the grant and 50% on the first anniversary of the grant date, and have a term of three years.

(2)	These amounts represent certain assumed rates of appreciation only, from the original exercise price on the date of grant to the end of the option term. Actual gains, if any, on stock option exercises are dependent on the future performance of the Class A Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be indicative of actual results.

Option Exercises and Year-End Option Values

      The following table sets forth, for each of the named executive officers, (i) the number of shares of Common Stock received upon exercise of options, (ii) the aggregate dollar value received upon exercise, (iii) the number of options held at fiscal year-end, and (iv) the value of such options at fiscal year-end.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares		Number of Unexercised	Value of Unexercised
	Acquired		Options at	In-the-Money Options At
	On	Value	Fiscal Year-End (#)	Fiscal Year-End ($)(1)
	Exercise	Realized	Exercisable/	Exercisable/
Name	(#)	($)	Unexercisable	Unexercisable

Daniel T. Hendrix	-0-	-0-	214,895/195,109	$121,412/$123,775
John R. Wells	-0-	-0-	215,960/82,374	$149,512/$93,975
Robert A. Coombs	-0-	-0-	74,500/61,500	$49,187/$51,975
Raymond S. Willoch	10,000	$33,400	110,372/57,963	$32,675/$71,275
Michael D. Bertolucci	-0-	-0-	119,032/44,459	$35,612/$29,475

(1)	Aggregate market value of the shares issuable upon exercise of the options (based on December 26, 2003 closing price for Class A Common Stock of $6.05 per share), less the aggregate exercise price payable by the named executive officer.

Long Term Incentive Awards

      The following table sets forth, for each of the named executive officers, incentive awards relating to a performance period occurring over more than one fiscal year. Each of the awards is part of a special incentive program implemented by the Compensation Committee at the beginning of fiscal year 2003. The special incentive program provides executive officers of the Company a bonus compensation opportunity that is based on the achievement of two business performance objectives by the end of fiscal year 2004. The two performance objectives are (1) achievement of a fixed charge coverage ratio of 2 to 1 (under the fixed charge coverage covenant of the Company’s bond indentures) in order to enable the Company to resume paying a dividend (if the Board so chooses) and (2) reduction in Company debt (public bonds) and/or accumulation of cash on the balance sheet totaling an aggregate of at least $120 million. The payout to each executive officer for the achievement of the performance objectives would be a cash amount equaling 50% of the officer’s respective base salary (at the time of achievement) for each objective achieved (i.e., 50% of salary upon achievement of objective #1 and 50% of salary upon achievement of objective #2).

			Estimated Potential
			Payouts if Performance
	Total Amount of Potential		Objectives Are Met
	Bonus
Name	Under Special Incentive Program	Performance Period	Objective #1	Objective #2

Daniel T. Hendrix	One Year’s Base Salary	12/30/02 to 01/02/05	$325,000	$325,000
John R. Wells	One Year’s Base Salary	12/30/02 to 01/02/05	$200,000	$200,000
Raymond S. Willoch	One Year’s Base Salary	12/30/02 to 01/02/05	$152,500	$152,500
Robert A. Coombs(1)	One Year’s Base Salary	12/30/02 to 01/02/05	$138,500	$138,500
Michael D. Bertolucci	One Year’s Base Salary	12/30/02 to 01/02/05	$144,375	$144,375

(1)	Estimated potential payments are converted to U.S. dollars based on exchange rates as of the end of fiscal year 2003.

Employment Agreements

      In April 1997, the Company entered into substantially similar employment agreements with each of Messrs. Hendrix, Wells, Willoch and Bertolucci. Each of their agreements is for a rolling two-year term such that the remaining term is always two years. The Company may terminate any of such agreements upon two years’ notice. In the event that the Company terminates an officer’s employment without just cause, the officer will be entitled to continue to receive his salary and bonus, and participate in certain employee benefit plans, for the remainder of the term of the agreement. The officer also will immediately vest in all unvested employee stock options, and a percentage of theretofore unvested restricted stock awards (as specified in the applicable restricted stock agreement). The employment agreements also contain provisions placing restrictions on the officer’s ability to compete with the Company following the termination of the agreement.

Change in Control Agreements

      In April 1997, each of Messrs. Hendrix, Wells, Willoch and Bertolucci entered into substantially similar “change in control agreements” with the Company. Each of their agreements is for a rolling two-year term such that the remaining term is always two years. The Company generally may terminate any of such agreements upon two years’ notice. The agreements provide for certain benefits in the event of a termination of employment under certain circumstances in connection with a “Change in Control” (as defined in the agreements) of the Company. In general, each agreement provides benefits to the officer upon an “Involuntary Termination” (essentially, termination without cause) or a “Voluntary Termination” (essentially, resignation in the face of coercive tactics) occurring within 24 months after or six months prior to the date of a change in control. Upon any such termination, the officer will be entitled to receive the following benefits: (i) the officer’s then-current salary, for the balance of the term, paid in a lump sum discounted to present value; (ii) bonus payments for the balance of the term, paid in a lump sum discounted to present value and based upon the bonuses received during the two years prior to the termination, as well as a prorated bonus for the year in which employment is terminated; (iii) continuation of health and life insurance coverage for the balance of the term; and (iv) continuation of eligibility to participate in Company retirement plans for the balance of the term, or the provision of comparable benefits. In addition, the officer will immediately vest in all unvested employee stock options and restricted stock awards in the event of a Change in Control. Benefits paid under the change in control agreements will be reduced by the compensation and benefits, if any, paid to an officer pursuant to his employment agreement with the Company. If the payment of any such benefits would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, the officer is entitled to receive a “gross-up” payment to cover the amount of the excise taxes and any related taxes on the gross-up payment.

Compensation of Directors

      The Company’s non-employee directors (“outside directors”) are paid an annual director’s fee of $30,000, plus $1,000 for each Board or Board committee meeting attended. Outside directors who serve on the Audit Committee or the Compensation Committee are paid an additional $5,000 per year, except that the Chairperson of the Audit Committee and the Chairperson of the Compensation Committee are paid an additional $10,000 per year (rather than $5,000).

      In 2003, Edward C. Callaway was awarded stock options for 20,000 Class B shares in connection with his election to the Board.

      The Company has agreed to pay Leonard G. Saulter, who retired as a director in October 2003 and who previously served as an executive officer of the Company, a retirement benefit of $15,000 per year beginning in 1999 and for the remainder of his life. The Company made the required payment during 2003.

Certain Relationships and Related Transactions

      Ray C. Anderson, who serves as Chairman of the Board and Chairman of the Executive Committee of the Board, remains an employee of the Company. In his capacity as an employee, Mr. Anderson was compensated during 2003 as follows: (i) salary and bonus of $720,652, (ii) annual premiums of $173,000 paid by the Company under certain life insurance policies pursuant to a split-dollar insurance agreement between the Company and Mr. Anderson; and (iii) miscellaneous perquisites of $117,554. In addition, as an employee of the Company, Mr. Anderson also was covered by certain of the Company’s benefits programs, such as medical and dental insurance plans. Mr. Anderson received no awards of restricted stock or stock options during 2003. Mr. Anderson entered into an employment agreement and a change in control agreement with the Company in April 1997, each of which is substantially similar to those described above for Messrs. Hendrix, Wells, Willoch and Bertolucci. Mr. Anderson also has entered into a salary continuation agreement with the Company pursuant to the Salary Continuation Plan described above. Prior to 2003, the Company made loans to Mr. Anderson, primarily in connection with Mr. Anderson’s payment of income taxes that were due prior to the payment of expected compensation from the Company. The largest aggregate amount of such indebtedness outstanding at any time during fiscal 2003 was $601,217. The indebtedness now bears interest at the Company’s marginal cost of funds. The indebtedness is due by no later than February 28, 2006 (with mandatory prepayments from any bonuses received by Mr. Anderson prior to that time), and the amount outstanding as of March 15, 2004 was approximately $576,000.

Compensation Committee Report on Executive Compensation

      Compensation awards and achievement criteria for the Company’s senior management are determined by the Compensation Committee of the Board of Directors. The current members of the Compensation Committee are June M. Henton, Christopher G. Kennedy and Thomas R. Oliver (Chair).

      The Company’s compensation program is designed to enable the Company to attract and retain outstanding executive talent, provide incentives for executives to achieve specific performance objectives, and motivate executives to think and act as owners. The program consists of three principal components: (i) competitive base salaries, (ii) variable cash bonuses based on the achievement of established financial and, for certain executives, non-financial objectives, and (iii) long-term stock option and restricted stock incentives. Under the program, a substantial portion of an executive’s compensation is directly linked to the Company’s financial performance and the interests of shareholders. The Committee strives to administer the program to present total compensation packages for senior executives of the Company that are commensurate with the responsibilities undertaken by the executives, and that are competitive with packages offered by comparable companies.

      The Company periodically engages a nationally recognized consulting firm to assist it in developing appropriate compensation packages for senior executives. Information concerning compensation offered by other employers in the industry, as well as other publicly traded companies similar in size and growth rate to the Company, is considered as one of several factors in developing such compensation packages. The Committee generally targets the market median for base salaries, and the third quartile for total cash compensation (base salary and performance bonus) provided objectives are substantially achieved. Certain of the companies considered from time to time are included in the companies comprising the “self-determined peer group” index used in the performance graph below.

      Base Salary. Base salary compensation is based on a variety of factors, including the executive’s level of responsibility, time with the Company, geographical cost-of-living considerations and individual contribution and performance, as well as internal equalization policies of the Company, comparison to executive pay outside of the Company, and general economic conditions. (Evaluation of certain of these factors is subjective, and no fixed, relative weights are assigned to the criteria considered.) Four of the Company’s eight executive officers, including Mr. Hendrix, received raises in February 2003. These were the first raises for any executive officers in approximately two years. Mr. Hendrix’s raise primarily reflected a “second-step” adjustment (after completion of a “proving” period) in connection with his promotion to the position of President and Chief Executive Officer in July 2001, and took into account his contributions and performance since the promotion as well as other factors such as comparative market data.

      Bonuses. The Company’s annual incentive compensation program is tied to Company, business unit (division or subsidiary) and individual performance over the course of the fiscal year. Each executive officer of the Company (including the Chief Executive Officer) is assigned a range of bonus potential (expressed as a percentage of base salary), and a personalized set of financial and, in some cases, non-financial objectives. Evaluation of non-financial objectives is, inherently, somewhat subjective, and equal weight typically is assigned to each of these objectives. For fiscal 2003, 80% to 100% of each executive officer’s bonus potential was based on measurable financial performance. Typical relative weights assigned to financial objectives are indicated below. The amount of bonus earned is determined by the degree to which the financial and non-financial objectives have been achieved.

      For the senior executives of the Company who are directly accountable for the profitability of subsidiaries or business groups, financial objectives constituted 100% of the bonus opportunity for 2003 and focused on: (i) operating income for operations managed, (ii) cash flow for operations managed, and (iii) earnings per share. Relative weights assigned to such financial objectives were 55%, 35% and 10%, respectively. For senior executives not directly accountable for the profitability of a subsidiary or business group, financial objectives for 2003 were 80% of the bonus opportunity and focused on the same elements as those for the other senior executives. Non-financial objectives for such senior staff executives were 20% of the bonus opportunity and were tailored to their respective responsibilities.

      Mr. Hendrix’s financial objectives for 2003 (100% weight) were based on: (i) operating income, (ii) cash flow, and (iii) earnings per share. Relative weights assigned to such financial objectives were 55%, 35% and 10%, respectively. Application of the formula, based on Mr. Hendrix’s achievement of target levels for his bonus objectives in 2003 (due largely to the success of North American and Asia-Pacific carpet operations), rendered a bonus of $155,384.

      Special Incentive Program. In 2003, the Committee implemented a special incentive program for executive officers of the Company. Awards under the special incentive program are tied to the Company achieving two key business performance objectives by the end of fiscal 2004. The two performance objectives are (1) attainment of a fixed charge coverage ratio of 2 to 1 (under the fixed charge coverage covenant of the Company’s bond indentures) in order to enable the Company to resume paying a dividend (if the Board so chooses) and (2) reduction in Company debt (public bonds) and/or accumulation of cash on the balance sheet totaling an aggregate of at least $120 million. This program is designed to align the interests of executives with the interests of shareholders on these important objectives. This program is described in more detail under the heading “Long Term Incentive Awards” on pages 12-13 of this Proxy Statement.

      Stock Options and Restricted Stock. Stock options and awards of restricted stock are critical components of the Company’s broad-based, long-term program that is intended to attract and retain outstanding executive talent, motivate our executives to think and act as owners, and provide incentives for our executives to achieve specific performance objectives. Awards since 1997 have been based on a long-term incentive stock program developed with the assistance of a nationally known consulting firm.

      Options granted under the Company’s stock option plans have an exercise price equal to at least 100% of the market price of the underlying Common Stock on the date of grant. Thus, the options only have value if the market price of the Company’s stock rises. Moreover, options granted under such plans typically vest incrementally over a multiple-year period, requiring an executive to remain with the Company for a significant time period before being able to fully recognize the value of the options.

      Similarly, restricted stock awards increase in value as the market price of the Company’s stock rises. Such awards also vest over a period of multiple years; the executive generally must remain employed with the Company for a period of seven to nine years from the date of grant to completely vest in an award.

      The Committee believes stability of quality management and a proper focus on long-term Company objectives provide for enduring shareholder value. Each of the named executive officers holds stock options and restricted stock. Information concerning awards of stock options and restricted stock to the named executive officers in 2003 is shown in the “Summary Compensation Table” and the “Option Grants in Last Fiscal Year” table above. (The award to Mr. Hendrix in January 2001 recognized his pending promotion to the position of President and Chief Executive Officer effective July 1, 2001.)

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held corporations for compensation in excess of $1,000,000 in any taxable year that is paid to the corporation’s chief executive officer or any of the four other most highly compensated executive officers. Certain performance-based compensation, however, is not subject to the limit on deductibility imposed by Section 162(m). In particular, executive compensation under the Company’s executive bonus plan qualifies for deductibility under Section 162(m).

      The foregoing policies and programs are subject to change as the Committee deems necessary from time to time to respond to economic conditions, meet competitive standards and serve the objectives of the Company and its shareholders.

THE COMPENSATION COMMITTEE

June M. Henton
Christopher G. Kennedy
Thomas R. Oliver (Chair)

Compensation Committee Interlocks and Insider Participation

      None of the executive officers of the Company served as either (1) a member of the Compensation Committee or (2) a director of any entity of which any member of the Compensation Committee is an executive officer. In addition, none of the executive officers of the Company served as a member of the compensation committee of any entity of which any member of the Board of Directors is an executive officer.

Performance Graph

      The following graph compares, for the five-year period ended December 28, 2003, the Company’s total return to shareholders (stock price increase plus dividends, divided by beginning stock price) with that of (i) all U.S. companies listed on The Nasdaq Stock Market, and (ii) a self-determined peer group comprised primarily of companies in the commercial interiors industry.

Comparison of Five Year Cumulative Total Returns ($)

	1/03/99	1/02/00	12/31/00	12/30/01	12/29/02	12/28/03

Interface, Inc.	100.0	63.5	99.5	68.7	37.2	71.5
Nasdaq Stock Market (U.S. Companies)	100.0	185.4	111.8	90.4	61.9	90.4
Self-Determined Peer Group	100.0	76.9	65.5	70.5	67.4	93.1

Notes:

A.	The lines represent annual index levels derived from compounded daily returns that include all dividends.

B.	The indices are re-weighted daily, using the market capitalization on the previous trading day.

C.	If the annual interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D.	The index level was set to $100 as of 1/03/99 (the last day of fiscal year 1998).

E.	The Company’s fiscal year ends on the Sunday nearest December 31.

F.	The following companies are included in the self-determined peer group: Actuant Corporation (formerly known as Applied Power, Inc.); Armstrong Holdings, Inc.; BE Aerospace, Inc.; Burlington Industries, Inc.; The Dixie Group, Inc.; Hon Industries Inc.; Herman Miller, Inc.; Kimball International, Inc.; Mohawk Industries, Inc.; and USG Corp. Burlington Industries, Inc. and Armstrong Holdings, Inc., which filed Chapter 11 bankruptcy petitions in 2001 and 2002, respectively, have been in the Company’s self-determined peer group for each of the past five years, and are included again this year to provide more consistent benchmarking with respect to the self-determined peer group.

APPROVAL OF THE EXECUTIVE BONUS PLAN

(ITEM 2)

      On February 18, 2004, the Board of Directors unanimously approved and adopted, subject to shareholders’ approval, the Executive Bonus Plan (the “Plan”). The purposes of the Plan are to support the Company’s ongoing efforts to attract, retain and develop exceptional executive talent and to enable the Company to provide incentives directly linked to the Company’s objectives. The Plan is similar to the existing Executive Bonus Plan which was approved by the shareholders in 1999. (The new Plan will replace the existing Executive Bonus Plan.) The Company’s shareholders are being asked to approve the Plan solely for the purpose of ensuring that bonuses paid to the Company’s chief executive officer and its four other most highly compensated executive officers (potential “Section 162(m) Officers”) are fully deductible for tax purposes by the Company without regard to the limitations of Section 162(m) of the Internal Revenue Code. The full text of the Plan is set forth as Appendix B to this Proxy Statement.

      The Plan will be administered by the Compensation Committee, which has full discretionary authority in all matters relating to the discharge of its responsibilities and the exercise of its authority under the Plan. All decisions of the Compensation Committee and its actions with respect to the Plan will be final, binding and conclusive.

      The Plan is limited to executive officers of the Company. As of April 5, 2004, the Company had nine executive officers. The Compensation Committee will determine which of the Company’s executive officers will participate in the Plan each performance period. The Compensation Committee specifically identifies any participants who it determines are Section 162(m) Officers with respect to each performance period. For fiscal year 2004, Mr. Hendrix has been designated as a Section 162(m) Officer.

      The Compensation Committee will establish the commencement date and end date for each “performance period” during which corresponding performance objectives must be met. The Compensation Committee will grant awards under the Plan for each performance period at such time as it deems appropriate; provided, that, awards to Section 162(m) Officers are made no later than 90 days after the first day of each performance period. Potential bonuses payable under the Plan will be tied to the attainment of specified performance objectives, are not related to past performance, and are stated as a percentage of each participant’s base salary. Performance objectives will be based on any or all of the following: specified levels or increases in any or all of the Company’s (or a subsidiary’s) operating income, cash flow, reductions of off-quality and waste, return on equity, earnings per share, return on capital, return on assets, value-based management, earnings before interest and taxes, sales growth, gross margin, total earnings, earnings growth, an increase in the fair market value of the Company’s Common Stock, improvement in fixed charge coverage ratio, debt reduction, cash accumulation, and measurable financial criteria associated with credit facility, bond indenture or other covenants. In addition, as to participants who are not Section 162(m) Officers, the Committee may establish other performance goals, including goals relating to individual performance and non-financial objectives.

      The Compensation Committee will determine the extent to which the performance objectives for the corresponding performance period have been attained and determine the actual bonus amount payable to each participant in accordance with the awards established for the performance period. The Compensation Committee may not increase the amount of a Section 162(m) Officer’s bonus for any reason. Subject to the foregoing, the Compensation Committee will have the authority, in its sole discretion, to adjust the bonus payable to any participant based on individual or Company performance factors during the performance period that the Compensation Committee deems relevant. The maximum potential bonus amount payable under the Plan (plus any amount payable with respect to previous awards under the 1999 plan) to any participant for any fiscal year will be $1,850,000.

      The Board of Directors has approved the Plan, and has recommended that it be submitted to the shareholders at the annual meeting for their approval. The Board of Directors may terminate the Plan at any time and may, from time to time, amend the terms of the Plan; provided, however, that no such amendment shall adversely affect any right of a participant with respect to any award previously made, and provided further that no amendment that requires shareholder approval for the Plan to continue to comply with Section 162(m) shall be effective absent shareholder approval. The Plan will terminate five years after approval by the shareholders, unless it is re-approved by the shareholders at that time. The Board of Directors believes that the approval of the Plan is in the Company’s and shareholders’ best interests.

      Because benefits under the Plan will depend on the discretion of the Compensation Committee, it is not possible to determine the benefits that will be received if the Plan is approved by shareholders. The new Plan is, however, similar to the 1999 Plan (all of the potential performance objectives listed in the 1999 Plan are also listed in the new Plan), although the new Plan includes some additional potential performance objectives related to the Company’s financial performance which were not originally included in the 1999 Plan. For reference, bonus compensation for fiscal 2003 received by or allocated to the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company under the existing 1999 Plan is set forth in the “Summary Compensation Table” on page 10 of this Proxy Statement.

Vote Required and Recommendation of Board

      Under the Company’s Bylaws, adoption of the Plan is approved if the affirmative votes cast by the Company’s outstanding shares entitled to vote and represented (in person or by proxy) at the meeting exceed the negative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL, AND THE ENCLOSED PROXY WILL BE VOTED IN THAT MANNER UNLESS THE SHAREHOLDER EXECUTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY (OR ABSTAINS).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and the Nasdaq Stock Market reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely upon a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during fiscal 2003 all filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were met.

INFORMATION CONCERNING THE COMPANY’S ACCOUNTANTS

      BDO Seidman, LLP served as the independent auditors for the Company during fiscal 2003, and has been selected by the Audit Committee of the Board of Directors to be the independent auditors for the Company during fiscal 2004. Representatives of BDO Seidman, LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Audit Fees

      The aggregate fees billed the Company by BDO Seidman, LLP for audit services totaled approximately $1,583,000 for fiscal year 2003 and $1,407,000 for fiscal year 2002, including fees associated with the Company’s annual audit and reviews of the Company’s quarterly reports on Form 10-Q.

Audit Related Fees

      Fees for audit related services provided by BDO Seidman, LLP totaled approximately $19,000 for fiscal 2003 and $81,000 for fiscal 2002. Audit related services principally include research regarding technical accounting issues related to the audit.

Tax Fees

      Fees for tax services provided by BDO Seidman, LLP, including tax compliance, tax advice and tax planning, totaled approximately $293,000 for fiscal year 2003 and $305,000 for fiscal year 2002.

All Other Fees

      Fees for all other services provided by BDO Seidman, LLP not described above totaled approximately $153,000 for fiscal year 2003 and $349,000 for fiscal year 2002, principally including services related to statutory audits, services related to the Company’s debt offering and credit facility restatement, and employee benefit plan audits.

Approval of Audit and Non-Audit Services

      The Audit Committee pre-approves all audit and non-audit services performed by the Company’s independent auditor.

AUDIT COMMITTEE REPORT

      The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board of Directors. (A copy of the Audit Committee Charter is attached as Appendix A to this Proxy Statement.) The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Company’s independent accountants, BDO Seidman, LLP, are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

      In keeping with that responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and BDO Seidman, LLP. In addition, the Audit Committee has discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committee,” as currently in effect. In addition, the Audit Committee has received the written disclosures from BDO Seidman, LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent accountants their independence. The Audit Committee has also considered whether the provision of those services discussed above under the caption “Information Concerning the Company’s Accountants — All Other Fees” by BDO Seidman, LLP is compatible with maintaining BDO Seidman, LLP’s independence.

      The Board of Directors, in its business judgment, has determined that all three members of the Audit Committee are “independent,” as required by applicable listing standards of Nasdaq as currently in effect. Although the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of auditing or accounting (including in respect of auditor independence), each member does qualify as an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and BDO Seidman, LLP. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has followed appropriate accounting and financial reporting principles or maintained appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are “independent.”

      Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the

Company be included in the Company’s annual report on Form 10-K for the year ended December 28, 2003 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Carl I. Gable (Chair)
Edward C. Callaway
James B. Miller, Jr.

SHAREHOLDER PROPOSALS

      Proposals of shareholders intended to be presented at the Company’s 2005 annual meeting must be received by the Company no later than December 20, 2004, in order to be eligible for inclusion in the Company’s Proxy Statement and form of Proxy for that meeting. In addition, in accordance with Article II, Section 9, of the Bylaws of the Company, proposals of shareholders intended to be presented at the Company’s 2005 annual meeting must be presented to the Board of Directors by no later than 90 days prior to that meeting, with such deadline for presentation of proposals estimated to be February 19, 2005.

COMMUNICATING WITH THE BOARD

      Shareholders wishing to communicate with the Board of Directors may send communications via U.S. mail to the following address:

Chairman of the Board
Interface, Inc.
2859 Paces Ferry Road
Suite 2000
Atlanta, GA 30339

      From time to time, the Board may change the process by which shareholders may communicate with the Board or its members. The Company’s website, www.interfaceinc.com, will reflect any changes to the process.

      Attendance of Board members at annual meetings is left to the discretion of each individual Board member. One Board member attended the 2003 annual meeting.

“HOUSEHOLDING” OF PROXY MATERIALS

      The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold shares as the registered holder. You can notify us by sending a written request to Interface, Inc., Attn: Secretary, 2859 Paces Ferry Road, Suite 2000, Atlanta, Georgia 30339.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

      The Company knows of no matters other than those stated above that are to be brought before the meeting. However, if any other matter should be properly presented for consideration and voting, it is the intention of the persons named as proxies in the enclosed Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

By order of the Board of Directors

RAYMOND S. WILLOCH
Secretary

April 16, 2004

APPENDIX A

INTERFACE, INC.

Audit Committee Charter

(Rev. February 18, 2004)

I.	Purpose

      The Audit Committee is appointed by the Board to assist the Board in fulfilling its financial and other oversight responsibilities by:

•	serving as an independent and objective party to review the Company’s financial statements, financial reporting process and internal control system;

•	reviewing and evaluating the performance of the Company’s outside auditors and internal financial management;

•	providing an open avenue of communication among the Company’s outside auditors, management, including internal financial management, and the Board; and

•	performing the duties assigned to the Audit Committee by law, the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the rules of The Nasdaq Stock Market, Inc. (“Nasdaq”).

      The Audit Committee will further carry out its purpose by engaging in the activities enumerated in Section IV of this Charter.

II.	Committee Membership

      The Audit Committee shall consist of no fewer than three members, as determined by the Board. The members of the Audit Committee shall meet the independence and experience requirements of Nasdaq listing standards, the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. All members of the Committee will be financial literate, and at least one member of the Committee shall be a financial expert as defined by the Commission. The members of the Audit Committee shall be appointed by, and may be replaced by, the Board. The Board will designate a chairman for the Committee.

III.	Meetings and Governance

      The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. Such meetings may be held in or out of the presence of the Company’s management, the internal auditors or the outside auditors, as deemed appropriate by the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or outside auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Other governance matters not addressed herein shall be governed by the Company’s articles of incorporation and bylaws.

IV.	Duties, Responsibilities and Activities

      To fulfill its purpose, the Audit Committee has the following duties and responsibilities and shall engage in the following activities:

      (A) Appointment and Oversight of Outside Auditors; Related Duties and Powers

1. The Audit Committee shall have the sole authority to appoint, evaluate and, where appropriate, replace the outside auditors. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the outside auditors (including resolution of disagreements between management and the outside auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The outside auditors shall report directly to the Audit Committee.

2. The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its outside auditors, subject to the de minimus exceptions for non-audit services described in Section 10(A)(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit.

3. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

4. The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the outside auditors for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

5. The Audit Committee is responsible for ensuring receipt from the outside auditors of a formal written statement delineating all relationships between the outside auditors and the Company. The Audit Committee is responsible for actively engaging in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors, including considering whether the provision of permitted non-audit services is compatible with maintaining the auditors’ independence. The Audit Committee is further responsible for taking appropriate action in response to the outside auditors’ report to satisfy itself of the outside auditors’ independence.

6. The Audit Committee shall ensure the rotation as required by law of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit.

7. The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

      (B) Review of Financial Statements and Reports.

      The Audit Committee shall review, in conjunction with the Company’s internal financial management and outside auditors, as appropriate, the Company’s annual financial statements and any certification, report, opinion or review rendered by the outside auditors. Such review shall include candid discussions of whether the outside auditors are satisfied with the disclosure and content of the financial statements. Such reviews shall occur prior to dissemination of the financial statements to a third party or the public. The Audit Committee shall have the authority, in its discretion, as circumstances dictate and as deemed necessary or advisable from time to time (including when requested by management, the internal auditors or the outside auditors), to review, and consult with management, the internal auditors or outside auditors regarding, any internal or external financial reports and other financial information, including the Company’s quarterly or other interim financial statements.

      The Audit Committee, to the extent it deems necessary or appropriate, shall:

1. Discuss with management, the internal auditors and the outside auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

2. Review and discuss quarterly reports from the outside auditors on:

(a) all critical policies and practices to be used;

(b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the outside auditors; and

(c) other material written communications between the outside auditors and management, such as any management letter or schedule of unadjusted differences.

3. Discuss with the outside auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

4. Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

      (C) Relationship with Company and Internal Financial Management

      The Audit Committee’s and the Board’s relationship with the Company’s management, including its internal financial management, shall be governed by the following principles:

1. The Audit Committee is responsible for reviewing with management, the internal auditors and the outside auditors the adequacy and effectiveness of the internal accounting and financial controls of the Company, including reviewing significant reports prepared by the internal auditors and the responses of management thereto.

2. The Audit Committee is responsible for reviewing with management, the internal auditors and the outside auditors the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

3. The Audit Committee is responsible for considering and approving, if appropriate, major changes to the Company’s financial and accounting controls and auditing and accounting principles and practices, including the plan and scope of the audits to be conducted, respectively, by the outside auditors and the internal auditors.

      (D) Compliance Oversight Responsibilities.

      The Audit Committee shall:

1. Establish, in a timely manner as required by law, procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

2. Establish, in a timely manner as required by law, policies and procedures for reviewing and approving all related-party transactions in accordance with the requirements of Nasdaq.

3. Review and discuss with management, the internal auditors and the outside auditors the Company’s material contingencies and policies with respect to risk assessment and risk management.

      (E) Audit Committee Report.

      The Audit Committee shall prepare an Audit Committee Report to be included in the Company’s proxy statement for the annual meeting of shareholders. The Report shall address such matters as are required by the Commission and any other matters deemed appropriate by the Audit Committee.

      (F) Other Activities

      The Audit Committee may perform such other activities from time to time as the Board deems appropriate. Such activities may be assigned to the Audit Committee because of the independence of its members or for any other reason the Board deems appropriate.

V.	Limitation of Audit Committee’s Role

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the outside auditors.

APPENDIX B

INTERFACE, INC.

EXECUTIVE BONUS PLAN

1.	Purpose.

      The purpose of the Interface, Inc. Executive Bonus Plan is to provide bonus compensation opportunities which support the Company’s on-going efforts to attract, retain and develop exceptional executive talent and which provide incentives directly linked to the Company’s business objectives. The Plan is intended to meet the requirements for “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

2.	Definitions.

      The following capitalized terms, as used herein, shall have the following meanings:

(a) “Annual Base Salary” shall mean: (i) with respect to any Participant other than a Section 162(m) Officer, the base salary paid to such Participant during any Performance Period (up to a maximum of one year’s base salary paid); and (ii) with respect to any Section 162(m) Officer, the annual rate of base salary of such Section 162(m) Officer in effect on the first day of any Performance Period.

(b) “Award” shall mean an incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of Performance Goals with respect to a Performance Period.

(c) “Board” shall mean the Board of Directors of Interface.

(d) “Change in Control” shall mean the occurrence of an event described in Section 5(d) hereof.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Committee” shall mean a committee of the Board as described in Section 3 hereof.

(g) “Company” shall mean, collectively, Interface and its direct and indirect subsidiaries.

(h) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(i) “Interface” shall mean Interface, Inc., a Georgia corporation.

(j) “Participant” shall mean an executive officer of the Company who is, pursuant to Section 4 of the Plan, selected to participate in the Plan.

(k) “Performance Goal” shall mean the criteria and objectives, determined by the Committee, which must be met during the applicable Performance Period as a condition of the Participant’s receipt of payment with respect to an Award. Performance Goals may relate to attainment by the Company or a subsidiary or business unit of specified levels or increases in any or all of the following: (i) operating income for operations managed; (ii) cash flow for operations managed; (iii) reduction of off-quality and waste; (iv) return on equity; (v) earnings per share; (vi) return on capital; (vii) return on assets; (viii) value-based management; (ix) earnings before interest and taxes; (x) sales growth; (xi) gross margin; (xii) total earnings; (xiii) earnings growth; (xiv) increase in the fair market value of Interface’s common stock; (xv) improvement in fixed charge coverage ratio; (xvi) debt reduction and/or cash accumulation; or (xvii) measurable financial criteria associated with credit facility, bond indenture or other covenants. In addition, with respect to Participants who are not Section 162(m) Officers, the Committee may establish other Performance Goals, including goals relating to individual performances and non-financial objectives.

(l) “Performance Period” shall mean the Company’s fiscal year or such other time period determined by the Committee during which Performance Goals are to be met.

(m) “Plan” shall mean the Interface, Inc. Executive Bonus Plan.

(n) “Section 162(m) Officer” shall mean an officer of the Company who, in the Committee’s determination made at the time of any Award, is or may become a “covered employee” as defined in Section 162(m) of the Code and the regulations thereunder.

3.	Administration.

      (a) General. The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to the express provisions of the Plan, to administer the Plan and to exercise all the powers and authority either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation: the authority to grant Awards; to determine the persons to whom, and the time or times at which, Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Goals, relating to any Award; to determine the commencement date and end date for each Performance Period; to determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, or surrendered; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules, regulations and procedures relating to the Plan; to determine the terms and provisions of Awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

      (b) Members. The Committee shall consist of two or more members of the Board, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

      (c) Liability. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.	Eligibility.

      The Committee shall select which executive officers of the Company are to participate in the Plan for a Performance Period. In selecting the officers of the Company who are eligible to participate in the Plan and in establishing the terms of Awards granted to such Participants, the Committee may accept such recommendations of the senior management of the Company as it deems appropriate. The Committee shall specifically identify any Participants who it determines are Section 162(m) Officers with respect to each fiscal year.

5.	Terms of Awards.

      (a) In General. The Committee shall grant awards under the Plan for each Performance Period at such time or times as it deems appropriate; provided, Awards to Section 162(m) Officers shall be made not later than 90 days after the first day of each Performance Period. Awards shall be expressed as a percentage of a Participant’s Annual Base Salary. The Committee shall specify the Performance Goals applicable to each Award, as well as the percentage of the Award assigned to each Performance Goal. The terms of an Award may contain a range of target levels so that a Participant who fails to achieve the maximum target level for a Performance Goal may still earn a portion of the potential bonus related to such Performance Goal. The terms of an Award to a Section 162(m) Officer must state an objective formula or standard for determining the amount of compensation payable to the Participant. The maximum amount of compensation that may be paid to any Participant in any fiscal year in respect of any and all Awards is $1,850,000. Unless otherwise provided by the Committee in connection with the termination of employment of a Participant due to death or disability or involuntary termination without cause prior to the last day of a Performance Period, or except as set forth in Section 5(d) hereof, payment in respect of Awards to a Section 162(m) Officer shall be made only if and to the extent the Performance Goals with respect to such Performance Period are attained and the Participant is employed by the Company on the last day of the Performance Period. Awards granted pursuant to the Plan shall be evidenced in the minutes of the Committee or in such other written form as the Committee shall determine appropriate.

      (b) Certification of Performance Criteria. After the end of each Performance Period, the Committee shall determine the extent to which the Performance Criteria have been achieved for that Performance Period and shall approve the compensation to be paid to each Participant. The Committee in its sole discretion may reduce, but not increase, the amount of compensation that otherwise would be payable under the Plan to a Section 162(m) Officer if the Committee determines such reduction to be appropriate based on personal, corporate or other factors that the Committee deems appropriate. With respect to Participants other than Section 162(m) Officers, the Committee may take into account such factors (including, without limitation, individual job performance, the effect of unanticipated events on the Company’s financial performance or other subjective criteria) as it deems appropriate in determining the degree to which the Performance Criteria have been satisfied (or were reasonable under the circumstances) and in determining the amount of compensation payable to any such Participant.

      (c) Time and Form of Payment. Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made in cash within a reasonable period after the end of the Performance Period, subject to deferral as provided by the Committee or under any applicable deferred compensation plan of the Company.

      (d) Change in Control. Notwithstanding any other provision of the Plan to the contrary, if, while any Awards remain outstanding under the Plan, a “Change in Control” of Interface shall occur, the Performance Period(s) outstanding at the time of such Change in Control shall be deemed to have been completed, the maximum level of performance set forth under the respective Performance Goals shall be deemed to have been attained and a pro rata portion (based on the number of full and partial months that have elapsed with respect to such Performance Period) of each outstanding Award granted to each Participant for the outstanding Performance Period shall become immediately payable in cash to each Participant. For purposes of this Section 5(d), a Change in Control of Interface shall occur upon the happening of the earliest to occur of the following:

(i) During such period as the holders of Interface’s Class B common stock are entitled to elect a majority of Interface’s Board, the Permitted Holders (as defined below) shall at any time fail to be the “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the majority of the issued and outstanding shares of the Class B common stock;

(ii) At any time during which the holders of Interface’s Class B common stock have ceased to be entitled to elect a majority of Interface’s Board, the acquisition by any “person,” entity, or “group” of “beneficial ownership” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, and rules promulgated thereunder) of more than 30 percent of the outstanding capital stock entitled to vote for the election of directors (“Voting Stock”) of (A) Interface, or (B) any corporation which is the surviving or resulting corporation, or the transferee corporation, in a transaction described in clause (iii)(A) or (iii)(B) immediately below;

(iii) The effective time of (A) a merger, consolidation or other business combination of Interface with one or more corporations as a result of which the holders of the outstanding Voting Stock of Interface immediately prior to such merger or consolidation hold less than 51 percent of the Voting Stock of the surviving or resulting corporation, or (B) a transfer of all or substantially all of the property or assets of the Company other than to an entity of which Interface owns at least 51 percent of the Voting Stock, or (C) a plan of complete liquidation of Interface; and

(iv) The election to the Board, without the recommendation or approval of Ray C. Anderson if he is then serving on the Board, or, if he is not then serving, of the incumbent Board, of the lesser of (A) four directors, or (B) directors constituting a majority of the number of directors of Interface then in office.

      As used herein, “PERMITTED HOLDERS” shall mean the individuals listed in clause “(i)” of the definition of “Permitted Holder” in the Fifth Amended and Restated Credit Agreement dated June 17, 2003, by and among Interface, certain of its subsidiaries, Wachovia Bank and the other bank parties thereto (regardless of whether said agreement is terminated or continues in force and effect), provided that, for purposes of this definition, the reference to each such individual shall be deemed to include the members of such individual’s immediate family, such individual’s estate, and any trusts created by such individual for the benefit of members of such individual’s immediate family.

6.	General Provisions.

      (a) Nontransferability. Awards shall not be transferable by a Participant except by will or the laws of descent and distribution.

      (b) No Right to Continued Employment. Nothing in the Plan or in any Award or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.

      (c) Withholding Taxes. The Company shall have the right to withhold the amount of any taxes that the Company may be required to withhold before delivery of payment of an Award to the Participant or other person entitled to such payment, or to make such other arrangements for the withholding of taxes that the Company deems satisfactory.

      (d) Amendment, Termination and Duration of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires shareholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant’s consent, under any Award theretofore granted under the Plan. To the extent then required under Section 162(m) of the Code, the Plan shall again be submitted to the shareholders of the Company for approval no later than the first shareholder meeting that occurs in the fifth year following the year in which the shareholders first approve the Plan.

      (e) Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

      (f) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Georgia without giving effect to the conflict of laws principles thereof.

      (g) Effective Date. The Plan shall take effect upon its adoption by the Board; provided, however, that the Plan shall be subject to the requisite approval of the shareholders of the Company to the extent required under Section 162(m) of the Code.

      (h) Beneficiary. A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the Participant’s estate shall be deemed to be the Participant’s beneficiary.

      (i) Interpretation. The Plan is designed and intended to comply, to the extent applicable, with the requirements for qualified performance-based compensation under Section 162(m) of the Code, and all applicable provisions hereof shall be construed in a manner to so comply.

IFC-PS-03

DETACH HERE

CLASS A COMMON STOCK
INTERFACE, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
THE 2004 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Ray C. Anderson and Daniel T. Hendrix, or either of them, with power of substitution to each, the proxies of the undersigned to vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of Interface, Inc. to be held on May 20, 2004, and any adjournment thereof.

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” PROPOSAL 1 (ELECTION OF DIRECTORS) AND PROPOSAL 2 (APPROVAL OF THE INTERFACE, INC. EXECUTIVE BONUS PLAN), AND, UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACES PROVIDED, THIS PROXY WILL BE SO VOTED.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign and date this Proxy exactly as name appears. NOTE: When signing as an attorney, trustee, administrator or guardian, please give your title as such. In the case of joint tenants, each joint owner must sign.

INTERFACE, INC.

          C/O EQUISERVE TRUST COMPANY, N.A.
          P.O. BOX 8694
          EDISON, NJ 08818-8694

DETACH HERE

☒	Please mark votes as in this example

                      INTERFACE, INC.
           CLASS A COMMON STOCK

							FOR	AGAINST	ABSTAIN
1.	Election of Directors: Nominees: (01) Dianne Dillon-Ridgley, (02) June M. Henton, (03) Christopher G. Kennedy, (04) James B. Miller, Jr., (05) Thomas R. Oliver				2.	Proposal to approve the Interface, Inc. Executive Bonus Plan.	☐	☐	☐
	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐					3.	In accordance with their best judgment, with respect to any other matters that properly come before the meeting.
	For all nominees except as noted above

					THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ELECTION OF THE LISTED NOMINEES AND "FOR" PROPOSAL 2. Please be sure to sign and date this Proxy.

Signature:	Date:	Co-Owner Signature:	Date:

DETACH HERE

CLASS B COMMON STOCK
INTERFACE, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
THE 2004 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Ray C. Anderson and Daniel T. Hendrix, or either of them, with power of substitution to each, the proxies of the undersigned to vote the Class B Common Stock of the undersigned at the Annual Meeting of Shareholders of Interface, Inc. to be held on May 20, 2004, and any adjournment thereof.

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” PROPOSAL 1 (ELECTION OF DIRECTORS) AND PROPOSAL 2 (APPROVAL OF THE INTERFACE, INC. EXECUTIVE BONUS PLAN), AND, UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACES PROVIDED, THIS PROXY WILL BE SO VOTED.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign and date this Proxy exactly as name appears. NOTE: When signing as an attorney, trustee, administrator or guardian, please give your title as such. In the case of joint tenants, each joint owner must sign.

INTERFACE, INC.

          C/O EQUISERVE TRUST COMPANY, N.A.
          P.O. BOX 8694
          EDISON, NJ 08818-8694

DETACH HERE

☒	Please mark votes as in this example

                      INTERFACE, INC.
           CLASS B COMMON STOCK

							FOR	AGAINST	ABSTAIN
1.	Election of Directors: Nominees: (01) Ray C. Anderson, (02) Edward C. Callaway, (03) Carl I Gable, (04) Daniel T. Hendrix, (05) J. Smith Lanier, II (06) Clarinus C. Th. van Andel				2.	Proposal to approve the Interface, Inc. Executive Bonus Plan.	☐	☐	☐
	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐					3.	In accordance with their best judgment, with respect to any other matters that properly come before the meeting.
	For all nominees except as noted above

					THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ELECTION OF THE LISTED NOMINEES AND "FOR" PROPOSAL 2. Please be sure to sign and date this Proxy.

Signature:	Date:	Co-Owner Signature:	Date: